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                                                                    Exhibit 10.5


                              EMPLOYMENT AGREEMENT

               This Employment Agreement (the "Agreement") is entered into effective as of October 8, 2001 between Critical Path ("Critical Path" or the "Company") Pierre Van Beneden ("Van Beneden") (or collectively referred to as the "Parties"). The Company desires to employ Van Beneden to have the benefits of his expertise and knowledge. Van Beneden, in turn, desires employment with the Company. The Parties, therefore, enter into this Agreement to establish the terms and conditions of Van Beneden's employment with the Company.

               In consideration of the mutual covenants and representations contained in this Agreement, the Company and Van Beneden agree as follows:

        1. EMPLOYMENT OF VAN BENEDEN; DUTIES. The Company agrees to employ Van Beneden, and Van Beneden agrees to be employed by the Company, as the President of the Company, reporting to the Chief Executive Officer. Van Beneden will commence his employment prior to November 1, 2001. Van Beneden's key duties will include oversight and responsibility for all areas of the company's business directly or indirectly involved in revenue production including, without limitation, sales, marketing, customer service, professional services and such other duties as the Company shall determine from time to time. Van Beneden will be required to use his specialized expertise, independent judgment and discretion in executing his job duties. Van Beneden shall devote any and all time, interest and efforts reasonably necessary to the fulfillment of his duties and responsibilities under this Agreement. The Company understands that Van Beneden will reside and work out of Paris, France, although Van Beneden will travel to the United States to the extent necessary to carry out his duties (which is presently anticipated to be one week per month).

               Van Beneden is required to follow office policies and procedures adopted from time to time by the Company and to take such general direction consistent with his position within the Company as he may be given from time to time from the Chief Executive Officer. The Company reserves the right to change these policies and procedures at any time upon reasonable notice. The Company also reserves the right to change Van Beneden's job duties, responsibilities and reporting relationships with the reasonable consent of Van Beneden at any time upon reasonable notice, based on the needs of the Company and Van Beneden's expertise and skills.

Van Beneden represents to the Company that he has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be provided in accordance with this Agreement. In addition, while employed with the Company, Van Beneden shall not, whether for compensation or otherwise, directly or indirectly perform any services or acts for any person or entity who is in competition with any business, services or products being offered for sale or produced by the Company. While employed by the Company, Van Beneden shall not own an interest in, participate in or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal, of any corporation, partnership, proprietorship, firm, association, person, or other entity that directly or indirectly compete with the services and



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business of Company, provided, however, that Van Beneden may hold shares of stock in a publicly traded company (or options to purchase such shares, provided such options were issued prior to the date of this Agreement) so long as such shares held by (including shares issuable to Van Beneden upon the exercise of such options) do not exceed 1% of the outstanding shares of such company. The Company understands that Van Beneden intends, on his own time, to translate a book he has written in French into English, and that Van Beneden will receive revenues therefrom.

               2.     COMPENSATION

               (a) BASE SALARY. The Company shall pay Van Beneden at the initial rate of Four Hundred Fifty Thousand Dollars ($450,000.00) per year, to be paid twice per month. The Company shall have the right, to the fullest extent permitted by law, to withhold from any payment of any kind due to Van Beneden under this Agreement to satisfy the tax withholding obligations of the Company under applicable law.

               (b) BONUS COMPENSATION. Van Beneden will be eligible for bonus compensation for his first year of employment in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) per quarter if the Company attains an EBITDA target for each such quarter, to be set by the Company within 30 days of the commencement of Van Beneden's employment. The EBITDA target shall be established by the Chief Executive Officer and shall be mutually acceptable to Van Beneden. Such bonus will be paid out as soon as practicable following the filing of the 10-K or 10-Q which indicates such EBITDA goal has been attained. In the event of a change in control of the Company prior to termination of the period fixed to measure EBITDA for purposes of calculating Van Beneden's bonus, Van Beneden will be paid the full bonus amount. In the event that Van Beneden is terminated without cause prior to termination of the period fixed to measure EBITDA for purposes of calculating Van Beneden's bonus, Van Beneden will be paid a pro-rata share of the bonus to which Van Beneden would have been entitled had he been employed for all of such period.

               (c) EQUITY COMPENSATION. Van Beneden will be granted an option to purchase 2,000,000 shares of the Company's Common Stock on the date his employment commences in accordance with the terms of the form of Stock Option Agreement attached hereto (except as modified by this Agreement). Except as provided below and in Section 5, the shares will have an exercise price equal to the closing price of the Company's Common Stock on the date of option grant (or, if such date is not a trading day, as of the most recently ended trading day) and will vest in equal monthly installments over the three years following the execution of this Agreement. In the event Van Beneden is terminated without cause at any time, or if Van Beneden has not been offered the position of CEO, at the time of his one-year anniversary, an additional 333,333 (equal to six months vesting) shall immediately become vested and exercisable.

               (d)    EMPLOYEE BENEFITS.

                      (i) Van Beneden will be entitled to participate in the same employee benefits plans generally available to the Company's other executive and managerial employees,


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subject to the terms of the applicable plans, including: (a) all health insurance benefits provided to Van Beneden and all other benefits applicable to the Company's exempt employees; (b) paid vacation in accordance with the Company's policies and procedures in effect with respect to the Company's other senior officers (for which the days selected for Van Beneden's vacation shall be scheduled at a mutually agreeable time for the Company and Van Beneden); and (c) eligibility to participate in any profit sharing or other retirement plan maintained by the Company for its executive employees. These benefits may change from time to time. Van Beneden will be covered by workers' compensation insurance and State Disability Insurance, as required by California state law.

                      (i) The Company shall maintain its present director and officer insurance policy during the term of Van Beneden's employment, which shall cover Van Beneden to the same extent as the Company's other executive officers.

               (b)    LOAN.

               The Company will provide Van Beneden with a signing bonus of $350,000 in the form of a loan which shall be interest-free for a period of one year, or until Van Beneden leaves the Company voluntarily or is terminated for cause, whichever occurs first. The loan will be forgiven in the amount of $29,166.67 per month during the first year of Van Beneden's employment, subject to the following: (1) If Van Beneden has been terminated for cause during the first year of his employment, the entire principal balance plus interest at the prime rate calculated from the date of the loan shall be due and payable in full upon Van Beneden's termination; (2) If Van Beneden has resigned during the first six (6) months of his employment, the entire principal balance plus interest at the prime rate calculated from the date of the loan shall be due and payable in full within ninety (90) days of Van Beneden's last day of employment; and (3) If Van Beneden has resigned after the first six (6) months of his employment, the remaining, not yet forgiven principal balance of the loan shall be repayable in full within ninety (90) days of Van Beneden's last day of employment. In the event of a Change in Control (as defined herein), the loan will be completely forgiven. Van Beneden agrees to execute a promissory note reflecting these terms in the form of Exhibit A.

               (c) INDEMNIFICATION BY THE COMPANY. The Company and Van Beneden will execute the indemnification agreement in the form of Exhibit B.

               (d) CHANGES IN COMPENSATION. The Company expects to consider Van Beneden for the position of Chief Executive Officer within the twelve months following execution of this Agreement. In the event that he is offered the position of Chief Executive Officer, his future compensation will be determined by subsequent agreement of the parties. If he remains in his current position, his base salary may be changed from time to time on reasonable notice provided, that the base salary may not be reduced below the amount set forth on Section 2(a) unless it is proportionately reduced pursuant to a reduction made applicable to all of the Company's executive officers.


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               (e)    APARTMENT; AUTOMOBILE. The Company will, at its expense,
rent an apartment for Van Beneden in San Francisco, and will rent an automobile for Van Beneden in Paris, France.

        2. OWNERSHIP NON-DISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION. Van Beneden will be required to execute the Company's Standard Confidentiality Agreement ("the Confidentiality Agreement") in the form of Exhibit C. Van Beneden represents and warrants to the Company that the performance of his duties will not violate any agreements with or trade secrets of any other person or entity.

        3. IMMIGRATION DOCUMENTATION. Van Beneden's employment is contingent on his ability to prove identity and authorization to work in the U.S. for the Company. Van Beneden must comply with the Immigration and Naturalization Service's employment verification requirements requested by the Company.

        4.     TERMINATION.

               (a) AT-WILL EMPLOYMENT. Van Beneden's employment pursuant to this Agreement is "at-will." As such, either the Company or Van Beneden shall have right to terminate Van Beneden's employment under this Agreement at any time, for any reason, with or without notice.

               (b) SEVERANCE. Upon termination without Cause or if Van Beneden elects to resign after a Change of Control, Van Beneden will be offered, in exchange for executing a release in the form of Exhibit D (the "RELEASE"), and does not withdraw or rescind such Release during any period that he is permitted to do so by law, severance as follows:

                      (i) Upon termination without Cause or if Van Beneden elects to resign after a Change in Control, Van Beneden will be offered nine (9) months of then-current base salary plus nine (9) months' continuation of then-current benefits from the Company.

                      (ii) Upon a Change in Control, the vesting of the stock options provided for in paragraph 2(c) shall be fully accelerated.

                      (iii) "Change of Control" shall mean the consummation of one of the following:

               The acquisition by a person of beneficial ownership (within the meaning of Rule13d-3 of the Securities Exchange Act of 1934, as amended to date); of 50% or more of the outstanding stock of the Company;

               A merger, reverse merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the shareholders of the Company immediately prior to such merger, reverse merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with


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the ordinary voting power to elect directors of the surviving or resulting entity after such merger, consolidation or other reorganization;

               The sale of all or substantially all of the assets of the Company to a third party who immediately prior to such sale did not have at least 50% of its voting securities directly or indirectly owned by the Company; or

               The dissolution of the Company pursuant to action validly taken by the stockholders of the Company in accordance with applicable state law.

                      (iv) "Cause" shall mean (a) fraud, (b) conviction of a felony; (c) an act by Van Beneden which constitutes gross misconduct; (d) material breach by Van Beneden of his obligations under Section 3 of this Agreement; or (e) Van Beneden's material breach of the Company's Confidentiality Agreement, including without limitation, Van Beneden's theft or other misappropriation of the Company's proprietary information.

               (c) COOPERATION WITH COMPANY AT TERMINATION OF EMPLOYMENT. Upon termination of this Agreement by either party, Van Beneden shall cooperate fully with Company in providing an orderly transition of all Van Beneden's pending work. Upon the mutual agreement of the Parties, Van Beneden also may provide such full-time or part-time services as Company may reasonably require during all or any part of the period following any notice of termination given by either party.

        5.     NONSOLICITATION AND CONFIDENTIALITY UPON TERMINATION OF
EMPLOYMENT.

               (a) NONSOLICITATION OF CLIENTS. Van Beneden agrees all customers or clients of the Company for which Van Beneden provides services during Van Beneden's employment are solely the clients of the Company and not of Van Beneden. Van Beneden agrees that both while employed and for a period of one
(1) year after the termination of this Agreement for any reason, Van Beneden shall not, on behalf of a direct competitor in the messaging market either directly or indirectly, solicit business, as to products or services competitive with those of the Company, from any of the Company's clients or prospective clients.

               (b) NONSOLICITATION OF EMPLOYEES. Van Beneden agrees the Company has invested substantial time and effort and resources in assembling, training and managing its present staff of personnel, which constitutes a significant asset of the Company. Accordingly, Van Beneden agrees that both while employed and for a period of one (1) year after the termination of this Agreement for any reason, Van Beneden will not directly or indirectly induce or solicit or encourage any of the Company's employees to leave their employment with the Company, provided that such restrictions shall not apply to newspaper or similar advertisements.

               (c) CONFIDENTIALITY. Van Beneden understands and agrees that because of his position with the Company, comments by him concerning the Company, its plans, its prospects, its personnel or any other aspect of the Company's past or future performance could be understood as being based on substantial information not available to the public. Accordingly, Van Beneden agrees not to comment on such aspects of the Company after leaving the Company


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except that he may describe his accomplishments at the Company to prospective employers for the purpose of establishing his credentials.

        6. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Van Beneden at the last address he has filed in writing with the Company or, in the case of the Company, to the General Counsel at the Company's principal executive offices.

        7. BINDING AGREEMENT. This Agreement shall be binding upon Van Beneden and the Company on and after the date of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company and any successor of the Company. The Company may assign this Agreement to any subsidiary, parent or affiliate, without the consent of Van Beneden (provided that such entity is at least as credit-worthy as the Company, or the Company guarantees the full performance of this Agreement), and such assignment shall not, in and of itself, constitute a termination of employment under this Agreement.

        8. INTEGRATION. This Agreement constitutes the entire understanding of Van Beneden and the Company with respect to the subject matter herein and supersedes and voids any and all prior agreements, understandings, promises or representations, written or oral, regarding the subject matter hereof. This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the Parties.

        9. CONSTRUCTION. Each party has reviewed this Agreement. Therefore the normal rule of construction that any ambiguity or uncertainty in any writing shall be interpreted against the party drafting the writing shall not apply to any action on this Agreement.

        10. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

        11. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable by any court of competent jurisdiction will immediately become null and void, leaving the remainder of this Agreement in full force and effect. Any such prohibition or unenforceability in any court of competent jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        12. DISPUTE RESOLUTION. The Parties agree that any future controversy, claim or dispute arising out of or related to Van Beneden's employment or the termination of his employment shall be resolved as follows, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where Section 13(g) below specifically allows a different remedy.

               (a) The claiming party shall furnish to the other written statement of the actions complained of, and shall identify witnesses and documents that support the claim and the relief requested.


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               (b)    The responding party shall specify the relief, if any,
that it is willing to provide and shall identify the witnesses and documents that support its position.

               (c) If the Parties are unable to jointly select an arbitrator, they will obtain a list from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

               (d) The arbitrator shall have the authority to determine whether the conduct complained of in paragraph (a) violates the complainant's rights and, if so, to grant any relief authorized by law; subject to the exclusions of Section 13(g) below. The arbitrator shall not have the authority to modify, change, or refuse to enforce the lawful terms of this Employment Agreement.

               (e) The Company shall bear the costs of the arbitration, except that Van Beneden may be required to pay costs to the same extent as in a civil action filed in the court of general jurisdiction in the State of California. Each party shall pay its own attorneys' fees, unless the arbitrator orders otherwise, pursuant to applicable law.

               (f) Arbitration shall be the exclusive final remedy for any dispute between the Parties including but not limited to any disputes or claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress, or any other disputes.

               (g) Notwithstanding the arbitration provisions set forth herein, the Parties reserve their right to seek an injunction or other equitable relief from a court with applicable authority in order to prevent irreparable injury or to preserve the status quo.

               (h) The arbitrator shall issue a written arbitration decision stating the arbitrator's essential findings and conclusions upon which any award is based. A party's right to review of the decision is limited to the grounds provided under applicable law. The Parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement.

        13. COUNSEL FEES. The Company shall pay for Van Beneden's legal and immigration fees in connection with entering into this Agreement and becoming an employee of the Company.

               IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

                                        CRITICAL PATH


Dated:                                  By:       /s/William McGlahsan
       ------------------------             ----------------------------------


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                                                     WILLIAM McGLASHAN


                                                     PIERRE Van Beneden


Dated:                                  By:      /s/ Pierre Van Beneden
       ------------------------             ----------------------------------
                                                     Pierre Van Beneden




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